Rentech Appoints Tom Samson as Chief Development Officer

LOS ANGELES (October 7, 2010) – Rentech, Inc. (NYSE AMEX: RTK) today announced the appointment of Tom Samson as Executive Vice President and Chief Development Officer, effectively immediately. In this position, Mr. Samson will be responsible for Rentech’s project development and construction, technology licensing and commercial affairs.

Mr. Samson has more than 20 years of experience in development and management of power and utility projects, and in executive management of operating power companies. The majority of his career has been spent at Marubeni Corporation in the U.S, Europe, the Caribbean and Abu Dhabi.

Mr. Samson has served as President and Chief Executive Officer of Marubeni TAQA Caribbean, a partnership of Marubeni Corporation and Abu Dhabi National Energy Company (TAQA) with a portfolio of utility and independent power producer businesses in the Caribbean with over 2,000 megawatts of production capacity. Mr. Samson has also served as Executive Managing Director of Taweelah Asia Power Company, a 2,000 megawatt and 160 million imperial gallons per day power and water facility in Abu Dhabi. Prior to that, Mr. Samson worked for Marubeni Power International Inc. as a Vice President responsible for business development in the United States and worked for over ten years in the power industry with responsibility for the development and management of large scale energy projects within the independent private power (IPP) industry. In addition, Mr Samson has worked for PA Consulting Group, Mirant Europe and GEC Alstom. Mr Samson holds an honors degree in Energy Engineering from Napier University and is a Chartered Engineer and member of the Institution of Mechanical Engineers.

"We are very pleased to welcome Tom to our Company," stated D. Hunt Ramsbottom, President and CEO of Rentech. “Tom brings significant expertise in industrial project development, with a strong track record of on-budget implementation and development of large-scale power and desalination projects worldwide.” Mr. Ramsbottom continued, “Tom’s experience will be invaluable in the execution of the global commercial deployment of Rentech’s biomass gasification and synthetic fuel technologies.”

Mr. Samson commented, “I’m excited to be joining Rentech at such an important time and look forward to leading the commercial deployment of our clean energy technologies. Rentech’s unique ability to align a comprehensive array of feedstock options with a range of clean, environmentally sound product offerings will enable us to commercialize alternative energy solutions worldwide. These alternative energy projects, including the Rialto Project currently under development here in California, will contribute significantly towards our national desire for a diverse, secure and clean energy future.”

Mr. Samson has entered into an employment agreement with Rentech for a term of one year, subject to automatic renewal unless Rentech or Mr. Samson provides prior notice of termination. Pursuant to the terms of the agreement, the Company shall grant Mr. Samson 350,000 restricted stock units that are to be settled in shares of common stock of Rentech. These restricted stock units will vest over a three-year period, subject to partial or complete acceleration under certain circumstances, including termination without cause or upon a change in control.

10877 Wilshire Blvd. Suite 600, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799

About Rentech, Inc.

Rentech, Inc. (www.rentechinc.com), incorporated in 1981, provides clean energy solutions. The Company's Rentech-SilvaGas biomass gasification process can convert multiple biomass feedstocks into synthesis gas (syngas) for production of renewable fuels and power. Combining the gasification process with Rentech's unique application of syngas conditioning and clean-up technology and the patented Rentech Process based on Fischer-Tropsch chemistry, Rentech offers an integrated solution for production of synthetic fuels from biomass. The Rentech Process can also convert syngas from fossil resources into ultra-clean synthetic jet and diesel fuels, specialty waxes and chemicals. Final product upgrading and acid gas removal technologies are provided under an alliance with UOP, a Honeywell company. Rentech develops projects and licenses these technologies for application in synthetic fuels and power facilities worldwide. Rentech Energy Midwest Corporation, the Company's wholly-owned subsidiary, manufactures and sells nitrogen fertilizer products including ammonia, urea ammonia nitrate, urea granule, and urea solution in the corn-belt region of the central United States. Rentech has been recognized by Biofuels Digest as one of the “50 Hottest Companies in Bio-energy” and has been named as one of the “Biofuels Digest Companies of the Year” for its recent innovations and achievements, particularly in aviation biofuels.

Safe Harbor

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as Rentech’s future prospects. These statements are based on management's current expectations and actual results may differ materially as a result of various risks and uncertainties. Factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in the Company's press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech's web site at www.rentechinc.com. The forward-looking statements in this press release are made as of the date of this release, and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

For more information

Please contact: Julie Dawoodjee, VP of Investor Relations, Rentech, Inc. at 310-571-9800, extension 341, or by email at ir@rentk.com.

10877 Wilshire Blvd. Suite 600, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799